Exhibit 99.1

Nuwellis Announces New Appointments to Leadership Team

George Montague to serve as Chief Financial Officer and Neil P. Ayotte, to serve as General Counsel and Chief Compliance Officer.

EDEN PRAIRIE, Minn., June 22, 2021 (GLOBE NEWSWIRE) – Continuing its dynamic growth in support of its commitment to expanding access to life-saving ultrafiltration therapies for adult and pediatric patients suffering from fluid overload, Nuwellis, Inc. (Nasdaq: NUWE), formerly CHF Solutions, Inc., today announced the appointment of George Montague as Chief Financial Officer, effective June 28, 2021. Neil P. Ayotte, Esq. also joined the Company as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer on June 7, 2021.

“Nuwellis is entering an energizing new phase with significant opportunities in heart failure, pediatrics and critical care. The deep knowledge and experience in healthcare that George and Neil bring will be instrumental as we advance our mission of bringing our Aquadex SmartFlow(R) technology to more patients,” said Nestor Jaramillo, Jr., president and CEO of Nuwellis. “Their respective experiences with medical device companies, combined with their commitment to patients, make them each uniquely qualified for the next phase of our journey. I’m excited to welcome them to the team.”

Mr. Montague brings more than two decades of healthcare finance and leadership experience. Most recently, he served as the Chief Financial Officer and Chief Operating Officer of Smiths Medical, a $1.1 billion device manufacturer where he restored sales growth and improved profitability. He also worked as the Group Financial Controller to the $4.2 billion parent company in London, UK. Earlier in his career, Mr. Montague led finance and strategy for two of Medtronic plc’s four operating groups. He served as the Vice President, Finance and Strategy for Medtronic’s $6.5 billion operating group – Restorative Therapies Group. He also guided finance, strategy and business development for Medtronic’s Diabetes franchise. With extensive expertise in acquisitions, Mr. Montague also worked on the largest-ever medical technology acquisition in China. He holds an MBA from The Wharton School and a B.S. from the University of California at Berkeley.

“There is something special about the way Nuwellis invests in the patients and healthcare providers they serve,” said George Montague, CFO of Nuwellis. “The company’s dedication and desire to improve lives intrigued me, and I’m eager to apply my financial experience in this new and exciting opportunity to advance the care fluid-overloaded adults and children receive.”

Mr. Ayotte brings a wealth of legal and operational knowledge. He was formerly Executive Vice President, General Counsel & Secretary for Bluestem Group, Inc. a $1.8 billion, private equity sponsored, e-commerce and mail order retailer of seven distinct consumer brands. Prior to holding that position, Mr. Ayotte was Chief Legal Counsel for Medtronic’s Americas Region, the largest of Medtronic’s four super regions, where he played a significant role as strategic advisor to the senior leadership in the design, evaluation and implementation of new business models and Integrated Hospital Solutions. During his 16-year tenure at Medtronic, Neil was the Chief Legal Counsel to the Integration Management Office dedicated exclusively to leading Medtronic’s integration of its $49 billion acquisition of Covidien plc, and he also served as Medtronic’s Interim General Counsel in 2013. Mr. Ayotte holds a J.D. from the University of Minnesota Law School, an M.A. from the University of Wisconsin and a B.A. from St. Mary’s University of Minnesota.

“It’s an inspiring time to be joining Nuwellis, and I look forward to supporting the commercial organization as the company seeks to broaden its therapeutic footprint,” said Neil P. Ayotte, Esq., SVP, general counsel, secretary and CCO of Nuwellis. “By expanding therapy indications and enhancing the clinical community’s understanding of the benefits of ultrafiltration, we can reach more patients both domestically and abroad.”

About Nuwellis

Nuwellis, Inc. (Nasdaq:NUWE), formerly CHF Solutions, Inc., is a medical device company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The Company is focused on developing, manufacturing and commercializing the Aquadex SmartFlow(R) System for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, Minn., with a wholly-owned subsidiary in Ireland. The Company has been listed on the Nasdaq Capital Market since February 2012, previously branded as CHF Solutions (Nasdaq:CHFS).

About the Aquadex SmartFlow System

The Aquadex SmartFlow System delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow System is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2021 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the impact of the COVID-19 pandemic, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

INVESTORS:
Nestor Jaramillo, Jr., President and CEO
Nuwellis, Inc.
ir@nuwellis.com

Matt Basco, CFA
Gilmartin Group LLC
Matt.basco@gilmartinir.com

MEDIA:
Jessica Stebing
Health+Commerce
jstebing@healthandcommerce.com